Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in CNB Financial Corp.’s Registration Statements No. 333-141599 and No. 333-152859 on Form S-8 of our report dated March 12, 2009, on the consolidated financial statements of CNB Financial Corp. and subsidiary, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/  Wolf & Company, P.C.

Boston, Massachusetts
March 23, 2009